                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT




                                TABLE OF CONTENTS
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                                                                                                               Page
                                                                                                               ----

ARTICLE I
         DEFINITIONS..............................................................................................1
         Section 1.1       Certain Defined Terms..................................................................1

ARTICLE II
         BOARD OF DIRECTORS AND OFFICERS..........................................................................4
         Section 2.1       Board of Directors.....................................................................4
         Section 2.2       Officers...............................................................................4

ARTICLE III
         RESTRICTIONS ON TRANSFERS OF STOCK.......................................................................4
         Section 3.1       Restrictions on Transfer...............................................................4
         Section 3.2       Offer..................................................................................5
         Section 3.3       Option to Genesis Stockholders.........................................................5
         Section 3.4       Delivery after Exercise................................................................6
         Section 3.5       Right to Transfer......................................................................6

ARTICLE IV
         OTHER ARRANGEMENTS.......................................................................................7
         Section 4.1       Irrevocable Proxy. ....................................................................7

ARTICLE V
         SUBORDINATION............................................................................................7
         Section 5.1       General Subordination..................................................................7
         Section 5.2       Payment Blockage.......................................................................7
         Section 5.3       Distributions..........................................................................8
         Section 5.4       Distributions to be Held in Trust......................................................8
         Section 5.5       Continuing Subordination...............................................................8
         Section 5.6       Subrogation............................................................................9
         Section 5.7       Relative Rights of Creditors..........................................................10
         Section 5.8       Subordinated Obligations; Rights of Senior Creditors as to Security...................10
         Section 5.9       Undertakings in Insolvency Proceedings................................................10
         Section 5.10      Further Assurances....................................................................10
         Section 5.11      Specific Enforcement; Remedies........................................................11

ARTICLE VI
         MISCELLANEOUS...........................................................................................11
         Section 6.1       Legend.  .............................................................................11
         Section 6.2       Notices...............................................................................12
         Section 6.3       Severability.  .......................................................................15


                                        i

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
         Section 6.4       Entire Agreement......................................................................15
         Section 6.5       Amendment and Waiver..................................................................15
         Section 6.6       Consent to Specific Performance.......................................................15
         Section 6.7       Assignment; Responsibility for Affiliates.............................................16
         Section 6.8       Variations in Pronouns................................................................16
         Section 6.9       Term..................................................................................16
         Section 6.10      Governing Law.........................................................................16
         Section 6.11      Further Assurances....................................................................16
         Section 6.12      Headings..............................................................................16
         Section 6.13      Counterparts..........................................................................16
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                                       ii


                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


         This Amended and Restated Stockholders Agreement ("Agreement") is made and dated this day of November 15, 1999 by and among Genesis ElderCare Corp. (formerly known as Waltz Corp.), a Delaware corporation ("Corporation"), The Cypress Group L.L.C., a Delaware limited liability company ("Cypress"), TPG Partners II, L.P., a Delaware limited partnership ("TPG"), Genesis Health Ventures, Inc. a Pennsylvania corporation ("Genesis"), Nazem, Inc., a Delaware corporation ("Nazem") and the other signatories hereto.

                                   WITNESSETH

         Cypress, TPG, Genesis and Nazem and/or their Affiliates own in the aggregate 745,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, which Common Stock constitutes all of the issued and outstanding capital stock of the Corporation.

         Pursuant to the Agreement and Plan of Merger, dated as of June 16, 1997 (the "Merger Agreement"), by and among the Corporation, Genesis ElderCare Acquisition Corp. (formerly known as Waltz Acquisition Corp.), a Delaware corporation, and a wholly owned subsidiary of the Corporation ("Acquisition Corp."), Genesis and The Multicare Companies, Inc., a Delaware corporation ("Multicare"), Acquisition Corp. was merged with and into Multicare with Multicare being the surviving corporation and a wholly owned subsidiary of the Corporation (the "Merger").

         On October 9, 1997, the Cypress, TPG, Genesis and Nazem entered into a Stockholders Agreement (the "Stockholders Agreement") which imposed certain restrictions and obligations on themselves and/or their Affiliates, as applicable, and on the shares of capital stock of the Corpora tion. The parties now desire to restructure their joint investment in the Corporation. In connection therewith, the parties desire to amend and restate such Stockholders Agreement to read in full as set forth below.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the following meanings:

         "Affiliate" of any Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

         "Board of Directors" means the Board of Directors of the Corporation.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are required or permitted by law to close.

         "Credit Agreement" means the Fourth Amended and Restated Credit Agreement, dated August 20, 1999, by and among Genesis and certain of its subsidiaries as borrowers, Mellon Bank, N.A. as issuer of letters of credit, Mellon Bank, N.A. as administrative agent, Citicorp USA, Inc. as syndication agent, First Union National Bank, as documentation agent, Bank of America, N.A. as syndication agent and certain other financial institutions identified therein as lenders, together with any agreements that refinance any of the indebtedness under the aforementioned agreement, in each case, as the same may be amended, restated, modified and/or supplemented from time to time.

         "Genesis Stockholders" means, as of any date, the collective reference to Genesis and its Affiliates then owning one or more shares of Stock.

         "Insolvency Proceeding" means any bankruptcy, reorganization, arrangement, composition, insolvency, liquidation or other proceeding for relief by or against Genesis or any Affiliate of Genesis under any Federal or state bankruptcy or similar law relating to the relief of debtors or the readjustment of indebtedness.

         "Non-Genesis Stockholders" means, as of any date, the collective reference to Persons, other than Genesis Stockholders, then owning one or more shares of Stock.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity or a country or government or any agency or political subdivision or instrumentality thereof or of such subdivision.

         "Put/Call Agreement" means the "Put/Call Agreement" dated October 9, 1997, as amended and restated as of the date hereof, by and among the Stockholders.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Loan" means, collectively, all obligations of the Corporation, Multicare or any of their respective affiliates or co-borrowers under or in respect of any or all of the Credit Agreement, dated as of October 9, 1997, as amended, by and among The Multicare Companies, Inc., certain Subsidiaries of Multicare, the Lenders referred to therein, Mellon Bank, N.A. as Issuer of Letters of Credit, Mellon Bank, N.A. as Administrative Agent, Citibank, N.A. as Syndication Agent, First Union National Bank as Documentation Agent and Nationsbank N.A. as Syndication Agent together with any agreements that refinance any of the indebtedness under the aforementioned agreement, in each case, as the same may be amended, restated, modified and/or supplemented from time to time.

         "Senior Creditor" means each Person entitled to the benefits of any of the Senior Obligations as described in clauses (1) through (4) of the definition of Senior Obligations below.

         "Senior Obligations" means all liabilities or obligations of any type or nature, whether for principal, interest and fees (including, without limitation, interest accruing after the initiation of any Insolvency Proceeding) charges and expenses, and without limitation as to amount or terms thereof, presently owing or hereafter created or due from Genesis and/or any of its Affiliates, and their respective successors and assigns, (1) to the Agents, Issuer and/or Lenders (as defined in the Credit Agreement), and their respective successors, assigns and participants, arising under or incidental to the Credit Agreement, (2) to the participants under the Synthetic Lease Facility, and their respective successors, assigns and participants, arising under or incidental to the Synthetic Lease Facility, (3) to any other lender or lenders or other creditors and its or their respective successors, assigns and participants, under any credit arrangement that replaces all or any part of the indebtedness or other obligations of Genesis or its Affiliates under the Credit Agreement or the Synthetic Lease Facility, or (4) to any counterparty in connection with any interest rate swap, hedging or similar obligation in respect of all or any portion of the liabilities described in clauses (1), (2) or (3).

         "Stock" means all shares of all classes of the capital stock of the Corporation now or hereafter owned or held by the Stockholders or any other Person including, without limitation, the Common Stock.

         "Stockholders" means the collective reference to Non-Genesis Stockholders and Genesis Stockholders.

         "Subordinated Notes" means the 9% Senior Subordinated Notes due 2007 issued pursuant to the Indenture dated August 11, 1997 by and between Acquisition Corp., PNC Bank, National Association, as trustee, and Banque Internationale a Luxembourg S.A., as paying agent.

         "Subordinated Obligations" means any obligations of Genesis, whether liquidated or unliquidated, and without limitation as to amount, whether payable in cash or other property (other than Genesis common stock), to the Subordinated Creditors arising out of or in respect of the Put/Call Agreement.

         "Synthetic Lease Facility: means the Amended and Restated Lease and Agreement dated as of October 7, 1996, and any sublease thereunder, between Lessor and Lessee, as the same may be amended, modified or supplemented from time to time.

         "Transfer" means to sell, give, transfer, assign, pledge, hypothecate or otherwise dispose of all or a portion of an interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by court order, operation of law, settlement, exchange, waiver, abandonment, gift, alienation, bequest or disposal, or to contract or agree to do any of the foregoing.

                                   ARTICLE II
                         BOARD OF DIRECTORS AND OFFICERS

         Section 2.1 Board of Directors. The Board of Directors shall consist of six directors. During the term of this Agreement, Genesis shall be entitled to nominate four directors to the Corporation's board of directors and Genesis agrees to vote the proxies granted pursuant to Section 4.1 hereof to elect such nominees. During the term of this Agreement and for so long as Cypress or any of its Affiliates owns Stock, Cypress will be entitled to nominate one director to the Corporation's board of directors and Genesis agrees to vote the proxies granted pursuant to Section 4.1 hereof to elect such nominee. During the term of this Agreement and for so long as TPG or any of its Affiliates owns Stock, TPG will be entitled to nominate one director to the Corporation's board of directors and Genesis agrees to vote the proxies granted pursuant to Section 4.1 hereof to elect such nominee. In the event of any vacancy on the Board of Directors, Genesis agrees to vote the proxies granted pursuant to Section 4.1 hereof for the person nominated by the Person who was entitled to nominate the director for whom the vacancy exists.

         Section 2.2 Officers. The officers of the Corporation shall consist of a President and Chief Executive Officer, two Vice Presidents, a Treasurer and a Secretary and such other officers as the President of the Corporation may from time to time establish.


                                   ARTICLE III
                       RESTRICTIONS ON TRANSFERS OF STOCK

         Section 3.1 Restrictions on Transfer. No Non-Genesis Stockholder may Transfer Stock except as provided in the Put/Call Agreement and except a Non-Genesis Stockholder may Transfer its Stock in strict accordance with the terms and conditions of this Article III. Notwithstanding any of the provisions of this Agreement to the contrary:

         (a) Cypress, TPG and Nazem and their Affiliates may Transfer any shares of Stock to any Person who agrees to be bound to this Agreement and to the Put/Call Agreement by executing and delivering to Genesis a Joinder hereto in the form of Exhibit "A" hereto, the Irrevocable Proxy in the form of Exhibit "B" hereto and a Joinder to the Put/Call Agreement in the form of Exhibit "A" thereto, provided that such Transfer (either by itself or when taken together with other Transfers under this
                  Article III) if consummated would not constitute a "change in control" of the Corporation as such term is defined in the Indenture governing the Subordinated Notes, the credit agreements governing the Senior Loan, and any other agreements to which the Corporation is bound (the parties acknowledge that there are no such agreements as of the date hereof);

         (b) a Genesis Stockholder may Transfer any shares of Stock (1) to any Person who agrees to be bound to this Agreement by executing a Joinder hereto in the form of Exhibit "A" hereto, provided that such Transfer (either by itself or when taken together with other Transfers under this Article III) if consummated would not constitute a "change in control" of the Corporation as such term is defined in the Indenture governing the Subordinated Notes, the credit agreements governing the Senior Loan and any other agreements to which the Corporation is bound (the parties acknowledge that there are no such agreements as of the date hereof) or (2) pursuant to any pledge agreement securing any or all of the Senior Obligations to the pledgee of such pledge agreement or any assignee of such pledgee as a result of such pledge (a "Pledge Transferee"); but each Pledge Transferee (A) shall be bound by the terms, other than Article V, and shall be entitled to the benefits, of this Agreement to the same extent as a Genesis Stockholder, and (B) shall have no obligation or liability with respect to the obligations of Genesis under the Put/Call Agreement. In connection with any sale of Stock to a third party, no Pledge Transferee shall be required to make any representations or warranties to the third party other than customary and reasonable representations and warranties as to
                  (1) its ownership of Stock, (2) its authority to transfer such Stock, (3) the absence of conflicts arising under such Pledge Transferee's constituent documents as a result of such transfer of Stock, (4) the absence of liens on such Stock created by such Pledge Transferee, and (5) the absence of any requirement on the part of such Pledge Transferee to obtain any third party consents (other than those which have been obtained) in connection with such transfer;

         (c) the limited partners of TPG and Cypress (or their Affiliates owning Common Stock) may transfer their limited partnership or other ownership interests in TPG and Cypress (or their Affiliates owning Common Stock); and

         (d) the parties hereto consent to the pledge existing on the date hereof by the limited partner of the Affiliate of Nazem owning Common Stock of its limited partnership interest in such Affiliate and agree that such limited partner may transfer such limited partnership interest to such pledgee or any assignee of such pledgee.

Any Transfer of Stock in violation of this Agreement shall be void ab initio. No Stockholder may do indirectly, through a sale of its Stock or other equity interest or otherwise, that which is not permitted by this Section 3.1.

         Section 3.2 Offer. If a Non-Genesis Stockholder, other than Cypress, TPG, Nazem or any of their Affiliates ("Selling Stockholder"), determines to sell all or any part of its Stock ("Offered Stock"), the Selling Stockholder must first offer (the "Offer") to sell the Offered Stock to the Genesis Stockholders, in accordance with Section 3.3 herein, by giving written notice ("Notice") to the Corporation and to the Genesis Stockholders setting forth the proposed terms of such sale (the "Offer Terms").

         Section 3.3 Option to Genesis Stockholders. The Genesis Stockholders shall have the option to purchase all, or any part, of the Offered Stock on the Offer Terms and may exercise their options by giving written notice of exercise to the Selling Stockholder and the other Genesis Stockholders, within thirty
(30) days after the date of the Notice of the Offer. The notice given by each Genesis Stockholder shall state the maximum number of shares of the Offered Stock which it is willing to purchase. Each Genesis Stockholder shall have the option to purchase that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Offered Stock which the number of shares of Stock held by such Genesis Stockholder bear to the number of shares of Stock then held by all Genesis Stockholders. If a Genesis Stockholder does not exercise its option to purchase its full proportionate share of the Offered Stock, the Genesis Stockholders who have exercised their options may purchase the Stock not purchased by such Genesis Stockholder in such proportions as they shall agree upon or, failing such agreement, pro rata as provided above, by giving written notice of the exercise of their options to the Selling Stockholder within forty (40) days after the date of the Notice of the Offer.

         Section 3.4 Delivery after Exercise. If the Genesis Stockholders shall have exercised their option to purchase all or any part of the Offered Stock, closing on the sale of such Offered Stock shall occur, and all certificates for such Offered Stock (or, if such Offered Stock is subject to pledge, hypothecation or other encumbrance, evidence of the Selling Stockholder's rights therein) shall be delivered to the purchaser(s) thereof, duly endorsed for transfer, at the earlier of fifty (50) days after the date of the Notice of the Offer or ten (10) days after the exercise of the option to purchase the Offered Stock (the "Transfer Date") at the then principal office of the Corporation.

         Section 3.5 Right to Transfer. If all the Offered Stock is not purchased, the Selling Stockholder may, for a period of forty-five (45) days following the final date for acceptance under Section 3.3 herein, enter into a binding agreement (subject to customary conditions) to sell any balance of the Offered Stock to a third party ("Third Party Purchaser"); provided, however, that (a) the proposed sale to the Third Party Purchaser must be approved by Genesis prior to any offer of the Offered Stock to a Third Party Purchaser (with such approval not to be unreasonably withheld or delayed, provided, that it shall not be unreasonable for Genesis to withhold its consent to any Transfer which, either by itself or taken together with other Transfers under this
Article III, would result in a "change in control" (or similar concept) under the Indenture governing the Subordinated Notes, the Credit Agreement or any other agreement to which the Corporation is a party), (b) such Stock is sold to the Third Party Purchaser upon terms not more favorable to the Third Party Purchaser than the Offer Terms and (c) the Third Party Purchaser agrees to be bound to this Agreement and to the Put/Call Agreement by executing and delivering to Genesis a Joinder hereto in the form of Exhibit "A" hereto and a Joinder to the Put/Call Agreement in the form of Exhibit "A" thereto. If the Selling Stockholder wishes to sell its Stock on other than the Offer Terms or has not sold such Stock on the Offer Terms within that thirty (30) day period, it shall be obligated to make new offers and re-offers to the Genesis Stockholders, in accordance with subsections 3.3 and 3.4 herein, before it shall be permitted to offer to Transfer its Stock, or any part thereof, to any Person.

                                   ARTICLE IV
                               OTHER ARRANGEMENTS

         Section 4.1 Irrevocable Proxy. Each Non-Genesis Stockholder hereby agrees to grant to Genesis an irrevocable proxy and power of attorney substantially in the form of Exhibit "B"attached hereto.

                                    ARTICLE V
                                  SUBORDINATION

         Section 5.1 General Subordination. Genesis and each of the Non-Genesis Stockholders acknowledge and agree that the Subordinated Obligations are and shall be subordinate and subject in right of payment to the prior indefeasible payment in full in cash of the Senior Obligations to the extent, and in the manner, set forth in this Article V. Genesis agrees that it shall not, and shall not cause, permit or suffer any Affiliate of Genesis to, impair in any manner the rights of the Senior Creditors to enforce or otherwise receive the benefits of the subordination set forth in this Article V.

         Section 5.2  Payment Blockage.

                  (a) Unless the Senior Obligations shall have been indefeasibly paid in full in cash, and except as otherwise provided in subsection (b) below, no payment or distribution of any of the assets of Genesis or any Affiliate of Genesis shall be made by Genesis or any Affiliate of Genesis, or received or accepted by any Subordinated Creditor, in respect of the Subordinated
Obligations:

                           (1) at any time there shall have occurred and be
continuing any default (a "Payment Default") in the payment when due (at maturity, upon acceleration, upon mandatory prepayment or otherwise) of any amount owing in respect of any of the Senior Obligations, unless such default shall have been cured or waived in writing by or on behalf of the Senior Creditors; or

                           (2) at any time there shall have occurred, and
Genesis and the Subordinated Creditors shall have received notice (a "Deferral Notice") of such occurrence, and be continuing any default or event of default in respect of the Senior Obligations other than a Payment Default (a "Non-Payment Default"); provided, however, that the prohibition on any payment or distribution in respect of the Subordinated Obligations in the event of any Non-Payment Default shall apply only for a period (the "Payment Blockage Period") commencing upon the receipt by Genesis and the Subordinated Creditors of a Deferral Notice and continuing until the earlier of (i) the date on which such Non-Payment Default shall have been cured, waived in writing, by or on behalf of the Senior Creditors, or otherwise cease to exist, or (ii) 179 days after the Deferral Notice, or (iii) the date such Payment Blockage Period and any other Payment Blockage Period initiated during

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such period have been terminated by written notice to Genesis and the
Subordinated Creditors from or on behalf of the Senior Creditors. Notwithstanding any other provision of this Agreement, in no event shall a Payment Blockage Period extend beyond 179 days from the date of receipt by Genesis or the Subordinated Creditors of a Deferral Notice (the "Initial Blockage Period"). Any number of Deferral Notices may be given during the Initial Blockage Period; provided that during any 365-day consecutive period only one such period may commence and the duration of such period may not exceed 179 days. No Non-Payment Default which existed and was continuing on the date of the commencement of any Payment Blockage Period shall be made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default shall have been cured or waived for period of not less than 90 consecutive days.

         Section 5.3 Distributions. In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets or property of Genesis or any Affiliate of Genesis or the proceeds thereof, to creditors of Genesis or any Affiliate of Genesis, or upon any repayment of indebtedness of Genesis or any Affiliate of Genesis, by reason of (1) the liquidation, dissolution or other winding up, partial or complete, of Genesis or any Affiliate of Genesis or its or their respective business, or (2) any Insolvency Proceeding, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other property which but for this Article V would be payable or deliverable to any Subordinated Creditor on account of the Subordinated Obligations (whether or not such payment or distribution shall have been made in accordance with any plan approved in an Insolvency Proceeding), shall instead be paid or delivered directly to the Senior Creditors for application to the Senior Obligations, whether then due or not due, until the Senior Obligations shall have been indefeasibly paid in full in cash; provided that, for purposes of determining whether the Senior Obligations have been indefeasibly paid in full in cash, the Senior Creditors shall be required to use reasonable efforts to sell all securities and other property received by virtue of this provision for cash at fair market value.

         Section 5.4 Distributions to be Held in Trust. Unless and until the Senior Obligations shall have been indefeasibly paid in full in cash, if any payment, distribution of security or proceeds of any security are received by any Subordinated Creditor upon or in respect of the Subordinated Obligations which are not permitted to be paid in accordance with the provisions of this
Article V, such Subordinated Creditor will forthwith deliver the same to the Senior Creditors in precisely the form received (except for the endorsement or assignment of such Subordinated Creditor where necessary), for application to the Senior Obligations, whether then due or not due, and, until so delivered, the same shall be held in trust by such Subordinated Creditor as property of the Senior Creditors. In the event of the failure of any Subordinated Creditor to make any such endorsement or assignment, the Senior Creditors or their agent, or any of its or their officers or employees, are hereby irrevocably authorized to make the same.

         Section 5.5 Continuing Subordination. The subordination effected by this Article V is a continuing subordination, and each Subordinated Creditor hereby agrees that at any time and from time to time, without notice to it:

                  (a) the time, place or manner for payment or performance by Genesis or any Affiliate of Genesis of, or compliance with any of its agreements or instruments evidencing, the Senior Obligations may be extended or waived by the Senior Creditors;

                  (b) any act permitted to be taken by Genesis, any Affiliate of Genesis or any Senior Creditor under agreements or instruments evidencing the Senior Obligations may be so taken;

                  (c) any of the agreements or instruments evidencing the Senior Obligations may be amended, or modified in any manner, including for the purpose of adding any provisions thereto, increasing the amount of, or changing the terms of, the Senior Obligations, adding or releasing any security or collateral therefor, or changing in any manner the covenants or rights of the Senior Creditors or Genesis or any Affiliate of Genesis or any other Person thereunder;

                  (d) the maturity of any of the Senior Obligations may be accelerated;

                  (e) any or all collateral security for the Senior Obligations may be exchanged, sold, surrendered, released or otherwise dealt with;

                  (f) Genesis or any Affiliate of Genesis, any co-borrower with Genesis or any Affiliate of Genesis, any guarantor or any other Person may be released of its obligations in respect of the Senior Obligations, whether or not in connection with any Insolvency Proceeding;

                  (g) payments received by any Senior Creditor from any source which could lawfully be applied to payment, in full or in part, of the Senior Obligations, but which could also lawfully be used for some other purpose may be used for such other purpose with or without the consent of the Senior Creditors; and

                  (h) any other event which could, but for this provision, be used as a defense to the obligations of the Subordinated Creditor hereunder may occur; all without impairing or affecting the obligations of the Subordinated Creditors or the rights of the Senior Creditors hereunder. The rights and remedies of the Senior Creditors hereunder shall be irrevocable and shall remain in full force and effect notwithstanding (i) any lack of validity or enforceability of the Senior Obligations, (ii) any circumstance which might constitute a defense available to, or the discharge of, Genesis in respect of the Senior Obligations, or (iii) the occurrence of any of the circumstances described in clauses (a) through (h) of the preceding sentence. The provisions of this Article V shall continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of the Senior Obligations is rescinded or must otherwise be returned by any Senior Creditor in any Insolvency Proceeding, all as though such payment had not been made.

         Section 5.6 Subrogation. No payment or distribution to the Senior Creditors pursuant to the provisions of this Article V shall entitle the Subordinated Creditors to exercise any rights of subrogation in respect thereof (and any such rights existing under law are hereby waived) until such time as the Senior Obligations have been indefeasibly paid in full in cash. After the Senior

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



Obligations have been indefeasibly paid in full in cash and until the Subordinated Obligations are paid in full, the Subordinated Creditors shall be subrogated to the rights of the Senior Creditors to receive distributions applicable to the Senior Obligations to the extent that distributions otherwise payable to the Subordinated Creditors have been applied to the payment of Senior Obligations. A distribution made under Section 5.3 of this Agreement to the Senior Creditors which otherwise would have been made to the Subordinated Creditors is not, as between Genesis and the Subordinated Creditors, a payment by Genesis on the Senior Obligations.

         Section 5.7 Relative Rights of Creditors. The provisions of this
Article V are intended only for the purpose of defining the relative rights of the Senior Creditors, on the one hand, and the Subordinated Creditors, on the other hand. Nothing herein is intended to, nor shall the subordination provisions of this Article V, impair, as between Genesis, its creditors other than the Senior Creditors and the Subordinated Creditors, the obligation of Genesis to pay to the Subordinated Creditors the Subordinated Obligations or any other amounts due to Subordinated Creditors under the Put/Call Agreement as and when the same shall become due and payable, or to affect the relative rights of the Subordinated Creditors and creditors of the Company other than the Senior Creditors nor shall the foregoing or provisions to implement the foregoing prevent the Subordinated Creditors from exercising all remedies otherwise permitted by applicable law upon any breach of the Put/Call Agreement, subject to the rights contemplated herein of the Senior Creditors.

         Section 5.8 Subordinated Obligations; Rights of Senior Creditors as to Security.

                  (a) The Subordinated Creditors and Genesis acknowledge and agree that the Put/Call Agreement evidences the full and complete obligations of Genesis comprising the Subordinated Obligations, and Genesis shall not issue any further instrument or agreement in respect of the Subordinated Obligations. All certificates evidencing the stock of Genesis ElderCare Corporation to which are attached or associated any rights of the Subordinated Creditors under the Put/Call Agreement shall contain a legend to the effect that, the payment obligations of Genesis thereunder are expressly subordinated and junior in right of payment to the Senior Obligations as provided in this Agreement. The Subordinated Creditors and Genesis shall not amend, or modify or supplement the Put/Call Agreement without the written consent of the Senior Creditors, except for such amendments, modifications or supplements which could not reasonably be expected to have a material adverse effect on any Senior Creditor.

         Section 5.9 Undertakings in Insolvency Proceedings. In furtherance of the subordination provided herein, each of the Subordinated Creditors, for itself, its successors and assigns, agrees that in any Insolvency Proceeding, it shall not vote is claim(s) or take any other consensual actions in a manner inconsistent with the terms of this Agreement.

         Section 5.10 Further Assurances. The Subordinated Creditors agree that
(a) promptly upon the written request of the Senior Creditors, such Subordinated Creditor shall take such other action, at Genesis' expense, as may be reasonably requested by the Senior Creditors for the protection of the rights of the Senior Creditors under this Agreement or to effectuate the subordination provided herein, and (b) payment of the Subordinated Obligations shall not at any time be secured by any lien or security interest on property of Genesis or any Affiliate of Genesis.

         Section 5.11 Specific Enforcement; Remedies. The Senior Creditors are hereby authorized to demand the specific performance of this Article V, whether or not Genesis shall have complied with any provisions hereof applicable to it, at any time when the Subordinated Creditors (or any of them) shall have failed to comply with the terms hereof, and the Subordinated Creditors hereby waive any objection or defense in any action for the specific performance hereof based upon the adequacy of any remedy at law; but nothing herein shall limit the right of the Senior Creditors to seek damages at law for any failure by the Subordinated Creditors or Genesis to perform their respective obligations hereunder. In any action or suit for the enforcement of any right or remedy under this Agreement, the parties acknowledge and agree that a court may assess reasonable costs, including reasonable attorneys fees, against any party litigant in such action, having due regard for the merits and good faith of the claims or defenses made by such party.

                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.1 Legend. Each certificate representing shares of Common Stock hereafter acquired shall bear the following legend (until such time as subsequent transfers thereof are no longer restricted in accordance with the Securities Act or this Agreement):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF NOVEMBER15, 1999 (THE "STOCKHOLDERS AGREEMENT") AND AN AMENDED AND RESTATED PUT/CALL AGREEMENT DATED AS OF NOVEMBER 15, 1999(THE "PUT/CALL AGREEMENT") AMONG, INTER ALIA, GENESIS ELDERCARE CORP. (THE "COMPANY"), THE CYPRESS GROUP L.L.C., TPG PARTNERS II, L.P., NAZEM, INC. AND GENESIS HEALTH VENTURES, INC. A COPY OF THE SHAREHOLDERS AGREEMENT AND THE PUT/CALL AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE GIVEN, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS SUCH GIFT, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT AND THE PUT/CALL AGREEMENT.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT
         REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND NO SALE,

         ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS OR
         (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL WHICH SHALL BE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS NOT IN VIOLATION OF THE ACT OR APPLICABLE STATE SECURITIES LAWS."

         Section 6.2 Notices. Notices hereunder shall be given only by personal delivery, registered or certified mail, return receipt requested, overnight courier service, or by telecopy (and subsequently confirmed by any other permitted means hereunder) and shall be deemed transmitted when personally delivered or deposited in the mail or delivered to a courier service or sent by telecopy (as the case may be), postage or charges prepaid, and addressed to the particular party to whom the notice is to be sent as follows:

         (a)      in the case of the Corporation:

                  Genesis ElderCare Corp.
                  101 East State Street
                  Kennett Square, PA 19348
                  Telecopier No.: 610-444-3365
                  Attention: Ira C. Gubernick, Esquire

                  with a copy to:

                  Blank Rome Comisky & McCauley LLP
                  One Logan Square
                  Philadelphia, PA 19103
                  Telecopier  No.: (215) 569-5555
                  Attention: Stephen E. Luongo, Esquire

         (b)      in the case of Cypress:

                  The Cypress Group L.L.C.
                  65 East 55th Street, 19th Floor
                  New York, NY 10022
                  Telecopier No.: (212) 705-0199
                  Attention: William L. Spiegel
                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017
                  Telecopier No.: (212) 455-2502
                  Attention: William E. Curbow, Esquire

         (c)      in the case of TPG:

                  TPG Partners II, L.P.
                  201 Main Street, Suite 2420
                  Fort Worth, Texas  76102
                  Telecopier No.: (817) 871-4010
                  Attention: Karl I. Peterson

                  with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, NY 10006
                  Telecopier No.: (212) 225-3999
                  Attention: Paul J. Shim, Esquire

         (d)      in the case of Genesis:

                  Genesis Health Ventures, Inc.
                  101 East State Street
                  Kennett Square, PA 19348
                  Telecopier No.: 610-444-3365
                  Attention: Ira C. Gubernick, Esquire

                  with a copy to:

                  Blank Rome Comisky & McCauley LLP
                  One Logan Square
                  Philadelphia, PA 19103
                  Telecopier  No.: (215) 569-5555
                  Attention: Stephen E. Luongo, Esquire

         (e)      in the case of Nazem:

                  Nazem, Inc.
                  645 Madison Avenue
                  New York, NY 10022
                  Telecopier: (212) 371-2150
                  Attention: Fred Nazem

                  with a copy to:

                  Bartoma Corporation, N.V.
                  Fokkerweg 26
                  Suite 12
                  Curacao, Netherlands Antilles
                  Telecopier: 5999-465-39-07
                  Attention: Marleen Janssen




         (f)      in the case of the Senior Creditors:

                  Mellon Bank, N.A., as Administrative Agent and
                    Synthetic Lease Agent

                  Street Address:
                  AIM 199-5220
                  Mellon Independence Center
                  701 Market Street
                  Philadelphia, Pennsylvania 19106

                  Mailing Address:

                  AIM 199-5220
                  P.O. Box 7899
                  Philadelphia, Pennsylvania 19101-7899
                  Telecopier: (215) 553-4789
                  Attention:   Linda Sigler, Loan Administration
                  with a copy to:

                  Mellon Bank, N.A.
                  One Mellon Bank Center
                  Room 151-4440
                  Pittsburgh, PA 15258-0001
                  Telecopier: (412) 236-0287
                  Attention:   Marsha Wicker, Vice President

                  with a copy for notices respecting assignments to:

                  Mellon Bank, N.A.
                  One Mellon Bank Center
                  43rd Floor
                  Pittsburgh, PA 15258-0001
                  Telecopier: (412) 236-9176
                  Attention:   Dean Hazelton


         (g) in the case of any other Person, to the address of such Person set forth on the Joinder hereto executed by such Person.

or to such address as a party may instruct by notice hereunder.

         Section 6.3 Severability. In the event any provision hereof is held void or unenforceable by any court, then such provision shall be severable and shall not affect the remaining provisions hereof.

         Section 6.4 Entire Agreement. This Agreement, together with the other agreements referred to herein, is the entire Agreement among the parties, and, when executed by the parties hereto, supersedes all prior agreements and communications, either verbal or in writing between the parties hereto with respect to the subject matter contained herein.

         Section 6.5 Amendment and Waiver. This Agreement may not be amended, modified or supplemented unless consented to in writing by the Genesis Stockholders and a majority (by voting power) of the Non-Genesis Stockholders. Any amendment, modification or supplement so consented to shall be binding upon and inure to the benefit of any subsequent Stockholder. Any waiver or failure to insist upon strict compliance with any obligation, agreement or condition herein shall not operate as a waiver of, or estoppel with respect to, any such subsequent or other failure.

         Section 6.6 Consent to Specific Performance. The parties hereto declare that it is impossible to measure in money the damages which would accrue to a party by reason of failure to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other party has an adequate remedy at law.

         Section 6.7 Assignment; Responsibility for Affiliates. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. No party may assign to any Person any of its rights or obligations hereunder. Notwithstanding the foregoing provision, a Genesis Stockholder may assign any of its rights hereunder pursuant to any security agreement or pledge agreement entered into for the benefit of Genesis' senior lenders.

         Section 6.8 Variations in Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the antecedent person or persons or entity or entities may require.

         Section 6.9 Term. This Agreement shall terminate upon the earlier to occur of (i) the mutual written agreement of the Stockholders; or (ii) consummation of the exercise of the Call Option pursuant to the Put/Call Agreement, without any default in connection therewith.

         Section 6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 6.11 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         Section 6.12 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

         Section 6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                   GENESIS ELDERCARE CORP.


                                   By:__________________________________________


                                   THE CYPRESS GROUP L.L.C.


                                   By:__________________________________________

                                   TPG PARTNERS II, L.P.
                                     BY: TPG GenPar II, L.P.
                                         BY: TPG ADVISORS II, INC.


                                   By:__________________________________________


                                   GENESIS HEALTH VENTURES, INC.


                                   By:__________________________________________


                                   NAZEM, INC.


                                   By:__________________________________________

         The foregoing provisions of this Agreement applicable to Affiliates of Stockholders owning Common Stock shall be binding upon and inure to the benefit of the undersigned.

                                        Affiliates of The Cypress Group L.L.C.

                                        CYPRESS MERCHANT BANKING
                                        PARTNERS L.P.
                                        By: Cypress Associates L.P.
                                        By: The Cypress Group L.L.C.

                                   By:__________________________________________
                                        Name:
                                        Title:

                                        CYPRESS OFFSHORE PARTNERS L.P.
                                        By: Cypress Associates L.P.
                                        By: The Cypress Group L.L.C.

                                   By:__________________________________________
                                        Name:
                                        Title:

                                        Affiliates of TPG PARTNERS II, L.P.

                                        TPG PARALLEL II, L.P.
                                        By: TPG GenPar II, L.P.
                                        By: TPG Advisors II, Inc.

                                   By:__________________________________________
                                        Name:
                                        Title:

                                        TPG INVESTORS II, L.P.
                                        By: TPG GenPar II, L.P.
                                        By: TPG Advisors II, Inc.

                                   By:__________________________________________
                                        Name:
                                        Title:



                    [Signatures continued on following page]

                                      TPG MC COINVESTMENT, L.P.
                                      By: TPG GenPar II, L.P.
                                      By: TPG Advisors II, Inc.

                                   By:__________________________________________
                                      Name:
                                      Title:

                                      Affiliate of Nazem

                                      GENESIS ELDERCARE PORTFOLIO K. LP
                                      By: Healthworth Associates I, L.L.C.

                                   By:__________________________________________
                                      Name:
                                      Title:


Acknowledged and accepted with respect to Article V:

MELLON BANK, N.A., as Administrative
Agent under the Credit Agreement and Agent under the Synthetic Lease Facility

By:________________________________________
   Name:
   Title:

                                    EXHIBIT A


                                     Joinder


         The undersigned hereby agrees to be bound to the attached Amended and Restated Stockholders Agreement as a Non-Genesis Stockholder in accordance with the terms thereof.

         The address for notices or other communications to the undersigned under the Amended and Restated Stockholders Agreement is:


                                    [                              ]
                                    [                              ]
                                    [                              ]
                                       Attention:
                                       Telecopier:
                                    [                              ]

                                     _______________________________
                                     Title:

                                    EXHIBIT B

                                Irrevocable Proxy


         [          ] (collectively, "Stockholder") hereby grant to and appoint
Genesis Health Ventures, Inc. ("Genesis"), Stockholder's irrevocable proxy and attorney-in-fact (with full power of substitution) to vote in their sole discretion all the shares of common stock, par value $.01 per share (the "Common Stock"), of Genesis ElderCare Corp. now or hereafter owned by Stockholder with all powers Stockholder would possess if acting personally. Stockholder intends this proxy to be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by Stockholder with respect to the Common Stock owned by Stockholder.

         Stockholder agrees to take or cause to be taken all action and to do or cause to be done all things necessary or advisable to make this irrevocable proxy effective.

         No action taken pursuant to this proxy shall be nullified or otherwise affected by any interest that Genesis or any of its affiliates may have in the matter acted upon, notwithstanding any interest that Stockholder may have in any such matter. Genesis shall not have any fiduciary or other duty to Stockholder.

         This proxy shall be valid and in effect for so long as Stockholder shall own any shares of Common Stock (which may be longer than three years), notwithstanding any earlier termination of the Amended and Restated Stockholders Agreement, dated November , 1999, by and among Genesis ElderCare Corp., The Cypress Group L.L.C., TPG Partners II, L.P., Genesis, Nazem, Inc.
and the other signatories thereto.

         THIS PROXY SHALL BE GOVERNED BY THE LAW OF THE STATE OF
DELAWARE.



                                        By:_____________________________________
                                           Name:
                                           Title:


                                        By:_____________________________________
                                           Name:
                                           Title: